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                                                                    EXHIBIT 99.3



FOR IMMEDIATE RELEASE     CONTACT:
May 13, 1999              Mattel, Inc.
                          News Media      Investor Relations
                          Glenn Bozarth   Jessica Fisher
                          310-252-3521    310-252-2703

               MATTEL COMPLETES MERGER WITH THE LEARNING COMPANY
               -------------------------------------------------

LOS ANGELES, May 13--Mattel, Inc. (NYSE:MAT) today announced that it has completed its merger with The Learning Company, and that The Learning Company is now a division of Mattel.

          Under terms of the merger agreement, each share of Learning Company common stock will be exchanged for 1.2 shares of Mattel. Former Learning Company shareholders will receive instructions regarding the exchange of their stock certificates shortly.

          "This merger gives Mattel a $1 billion software division with an unparalleled portfolio of branded content and profit margins exceeding that of our traditional business," Jill E. Barad, Mattel's chairman and chief executive officer, said. "With the merger completed, we're one step closer to realizing our vision of a `Mattel.com' web destination that will bring Reader Rabbit(R), Barbie(R), Carmen Sandiego(R), Hot Wheels(R), Matchbox(R), Family Tree Maker(R), The Oregon Trail(R), American Girl(R), Fisher-Price(R) and our many other proprietary brands together at one site, where we can educate and entertain children and their families all around the world."

     Mattel, Inc. is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.

Note:
Forward-looking statements included in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in these statements. Such risks and uncertainties include those matters that may be disclosed from time to time in the company's public announcements and SEC filings.


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